Exhibit 1

Joint Filing Statement

Statement Pursuant to Rule 13d-1(k)(1)

The undersigned hereby consent and agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the Shares, each consisting of one share of Class A common stock, $0.0001 par value of Kadem Sustainable Impact Corporation, beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

Dated: June 21, 2021

Tenor Capital Management Company, L.P.

	By:	/s/ Robin Shah
	Name:	Robin Shah
	Title:	Managing Member of its general partner, Tenor Management GP, LLC

Tenor Opportunity Master Fund, Ltd.

	By:	/s/ Robin Shah
	Name:	Robin Shah
	Title:	Authorized Signatory

Robin Shah

	By:	/s/ Robin Shah
	Name:	Robin Shah